Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 28th day of June, 2007 by and between Lifetime Brands, Inc., a Delaware corporation with an address at 1000 Stewart Avenue, Garden City, NY 11530 (the “Company”) and Laurence Winoker, an individual residing at the address set forth in Section 12 hereof (the “Executive”).

In consideration of the covenants made by each party to the other herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

    Section 1.        Employment; Effective Date.

    (a)        Employment. Beginning on the Effective Date (as hereinafter defined), the Company hereby employs the Executive, and the Executive hereby accepts employment from the Company, for a term of service determined in accordance with this Agreement.

    (b)        Effective Date. This Agreement shall become effective on July 2, 2007.

    (c)        Employment Term. The Executive’s term of employment under this Agreement shall commence on the Effective Date, and shall continue until July 1, 2010, (“Initial Term”) and shall automatically renew for consecutive one (1) year terms (“Renewal Term”) unless the Company gives written notice to the Executive prior to the end of the Initial Term or any Renewal Term (when used together, the “Employment Term”) that it does not wish to renew this Agreement, or unless sooner terminated as provided in Section 5 hereof.

    Section 2.        Duties; Location of Services.

    (a)        Duties. During the Employment Term, the Executive shall be Senior Vice President of Finance, Treasurer and Chief Financial Officer (the “CFO”). In such capacity, the Executive shall serve as advisor to the Chief Executive Officer (the “CEO”) and the Chief Operating Officer of the Company (the “COO”) and shall report directly to the COO. The Executive shall perform such other duties on behalf of the Company and its subsidiaries as are consistent with his position and as may be assigned to him by the CEO and COO. The Executive hereby agrees to devote his full business time, energies and attention, and to use his best efforts, skills and abilities to faithfully perform his duties hereunder and to forward the business and affairs of the Company, and to promote the Company’s interests.

    (b)        No Other Employment. During the Employment Term, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, that upon the receipt of the Company’s prior written approval, which approval shall not unreasonably be withheld, Executive may accept election to the board of directors of not more than one other company, provided that such activities do not otherwise conflict with his duties and obligations to the Company. No such approval will be required if Executive wishes to perform services without direct compensation therefore in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the purposes of this Agreement.

    (c)        Location of Services. The Executive’s principal office location shall be at the Company’s office in Garden City, New York; however, the Executive recognizes that frequent travel, both within and outside the United States of America, shall be required in connection with his responsibilities under this Agreement. In addition, at the Company’s request, the Executive may be required to attend meetings with the Board of Directors of the Company (the “Board”), the CEO, the COO, and with other employees of the Company, and to keep such persons fully informed of the Executive’s activities.

    Section 3.        Compensation.

    (a)        Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of Three Hundred Thousand Dollars ($300,000) per calendar year, with annual increases based on changes in the Bureau of Labor Statistics Consumer Price Index for New York-Northern New Jersey-Long Island, NY-NJ-CT-PA. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees.

    (b)        Annual Bonus Opportunity. The Company has established a bonus target (the “Performance Bonus”) of an amount equal to forty percent (40%) of the Executive’s Base Salary, based upon performance objectives set forth in writing at the beginning of each calendar year of the Employment Term. Notwithstanding the foregoing, with respect to the Performance Bonus for the period commencing on the Effective Date and ending on December 31, 2007, performance objectives shall be set forth in writing after the Effective Date for such period of the Employment Term.

    (c)        Stock Options. Upon approval of the Board of Directors of the Company, which approval shall be sought in as expeditious a manner as reasonably possible, the Company shall grant Executive a non-transferable option (the “Option”) to purchase 75,000 shares of the Company’s common stock, par value $0.01 per share, at an exercise price equal to the fair market value of such shares as of the date of the grant. The Option shall be evidenced by a written stock option agreement form regularly used by the Company (the “Option Agreement”), which Option Agreement shall provide that the Option shall vest ratably over five years (the Option shall vest 20% per year commencing one year after the date of grant); the term of the Option shall be ten (10) years, subject to earlier termination as set forth in the Option Agreement. Notwithstanding the foregoing, in the event that (i) the Company gives written notice to the Executive prior to the expiration of the Employment Term of the Company’s decision not to extend the Executive’s employment hereunder; (ii) the Executive gives written notice to the Company prior to the expiration of the Employment Term of the Executive’s decision to voluntarily terminate his employment with the Company; or (iii) the Executive is terminated by the Company for Cause, any portion of the Option which has not already vested shall be terminated; provided, however, that in the event of a Change of Control in which the Executive is terminated, the Option and all of the Executive’s then-outstanding stock options granted by the Company to the Executive shall immediately vest and become exercisable in their entirety.

    (d)        Automobile Allowance. During the Employment Term, the Company shall pay the Executive an automobile allowance in the amount of $1,000 per month. This automobile allowance is intended to cover all expenses associated with the Executive’s use of an automobile for Company business, so that no other expenses relating to such automobile use will be reimbursed, except gas and tolls incurred in using such automobile for Company business.

    Section 4.        Benefits. In addition to the compensation detailed in Section 3 of this Agreement, the Executive shall be entitled to the following additional benefits:

    (a)        Insurance Coverage. The Executive will be eligible for Company-sponsored medical and dental insurance plan and other benefit plans and programs, in each case to the extent available to other senior executives of a similar level, position and tenure of the Company, and in each case, to the extent that the Executive is eligible under the general provisions thereof.

    (b)        Time Bank. The Executive shall be entitled to four (4) weeks paid leave in accordance with the Company’s Time Bank policies during the Employment Term.

    (c)        Reimbursement of Expenses. Upon submission of proper vouchers, which shall be subject to review by the CEO and COO, the Company will pay or reimburse the Executive for all transportation, hotel, living and entertainment expenses incurred by the Executive on business trips taken with the approval of the CEO and COO outside the metropolitan New York area and for all other business and entertainment expenses reasonably incurred by him in connection with all pre-approved activities relating to the business of the Company and its subsidiaries during the Employment Term, all in accordance with Company policies in effect on the date hereof and/or hereafter from time to time during the Employment Term.

    (d)        Other Benefits. During the Employment Term, the Executive shall participate in any pension, profit-sharing, bonus, stock award, stock option or similar plan or program of the Company now existing or established hereafter in which other senior executives of the Company are entitled to participate, to the extent that he is eligible under the general provisions thereof, and the participation shall be to a degree consistent with that offered to other senior executives of a similar level, position and tenure.

    (e)        Directors and Officers Insurance. The Executive shall be added to the Company’s existing directors and officers insurance policies and the Executive shall be covered under such policies, as in effect from time to time.

    Section 5.        Termination. This Agreement shall be terminated and, except as expressly provided herein, all payments and benefits hereunder shall terminate if this Agreement is terminated as follows:

    (a)        Death. This Agreement shall terminate upon the death of the Executive.

    (b)        Permanent Disability. In the event of any physical or mental disability of the Executive rendering the Executive unable to perform his duties hereunder for a period of at least ninety (90) consecutive days, this Agreement shall terminate automatically.

    (c)        By the Executive Voluntarily. The Executive may terminate this Agreement at any time effective upon at least thirty (30) days’ prior written notice to the Company.

    (d)        By the Company For Cause. The Company may discharge the Executive for Cause at any time and thereby terminate the Executive’s term of service. Such discharge shall be effected by written notice (the “Discharge Notice”) to the Executive which shall specify the reasons for the Executive’s discharge and the effective date thereof. As used herein, the term for “Cause” shall mean: (i) the Executive‘s willful violation of specific written directions from the Board, the CEO or the COO (which directions must not be inconsistent with the provisions of this Agreement); (ii) the Executive‘s indictment for, entering a plea of guilty or nolo contendere, or agreeing to a civil penalty or entering into a consent decree, in connection with (A) any criminal act or (B) any banking or securities law violation related to the Company; (iii) the Executive’s having committed an act of disloyalty, dishonesty or breach of trust relating to the Company; (iv) the engaging by the Executive in misconduct involving moral turpitude; (v) the willful engaging by the Executive in conduct that, in the judgment of the Board, is injurious to the Company or any of its direct or indirect subsidiaries, or has or threatens to have a material adverse impact on the Company or any of its Beneficiaries (as defined in Section 7(c) hereof); (vi) the Executive’s extended absences without permission or his failure to work on a full-time basis (other than any such failure resulting from the Executive’s disability as described in Section 5(b) hereof); (vii) the Executive’s charging of improper expenses to the Company; (viii) the breach or violation of any provision of this Agreement, including, but not limited to, the confidentiality, non-solicitation, non-competition and non-disparagement provisions set forth in Sections 7 and 8 hereof. Upon termination of the Executive’s employment for Cause pursuant to this Section 5(c), this Agreement and all benefits hereunder shall terminate, except (a) that such discharge and termination shall not affect any vested rights that the Executive may have at the time of discharge and termination pursuant to any insurance or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, or any other employee benefit program which rights shall continue to be governed by the provisions of such plans and arrangements, and (b) as otherwise provided in Section 7 hereof (collectively, “Vested Benefits”).

    (e)        By the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon written notice to the Executive.

    (f)        By the Executive for Good Reason. The Executive may terminate this Agreement at any time for Good Reason by written notice to the Company. For purposes of this Section 5(f) of this Agreement, “Good Reason” shall mean the failure of the Company or refusal by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after notice of such failure or refusal has been given by the Executive to the Company.

    (g)        By the Executive or Company due to Change of Control. In the event that the Company undergoes a “Change of Control” (as defined below), and any one of the following occurs: (i) Executive is terminated by the Company without Cause in connection with the Change of Control; (ii) the Executive is terminated by the Company without Cause and within one hundred eighty (180) days of the termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated; (iii) Executive voluntarily terminates his employment for Good Reason following a Change of Control, then this Agreement shall terminate and the Executive shall be entitled to a Change of Control payment and other benefits as set forth in Section 6(d) below. For purposes of this Section 5(g) of this Agreement, after the effective date of the Change of Control, “Good Reason” shall mean the failure of the Company or refusal by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after notice of such failure or refusal has been given by the Executive to the Company. For the purposes of this Agreement, “Change of Control” shall mean (A) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (C) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13-d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g. issued shares). The term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

    Section 6.        Termination Payments and Benefits.

    (a)        Termination Due to Permanent Disability. In the event that this Agreement is terminated due to the disability of the Executive as described in Section 5(b), the Executive shall receive an amount equal to the Executive’s salary as is in effect at the effective date of termination for a period of six (6) months from the effective date of termination, pursuant to the Company’s normal payroll practices.

    (b)        Termination by the Executive Voluntarily; Termination by the Company For Cause. Upon any termination of this Agreement either (i) voluntarily by the Executive (except if Executive is voluntarily terminating this Agreement due to a Change of Control or for Good Reason) or (ii) by the Company for Cause, all payments, salary and other benefits hereunder shall cease at the effective date of termination, with the exception of Vested Benefits and any accrued but unused vacation time, if any, prorated to the date of the Executive’s termination and the reimbursement of proper expenses.

    (c)        Termination by the Company Without Cause; Termination by the Executive for Good Reason; Election not to Offer New Employment. In the event that (i) this Agreement is terminated by the Company without Cause or (ii) this Agreement is terminated by the Executive for Good Reason or (iii) the Company chooses not to offer further employment to the Executive beyond the Initial Term or any Renewal Term, if applicable, on terms and conditions that are, in the aggregate, no less favorable to the Executive than the terms and conditions of this Agreement, and a Change of Control has not occurred, then, subject to Section 6(f), the following conditions shall apply:

            (A)        if this Agreement is terminated by the Company without Cause, then the Executive shall be entitled to receive (1) the benefits set forth in Section 4 hereof and (2) an amount equal to the Executive’s Base Salary as in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, for a period of twelve (12) months from the effective date of termination;

            (B)        if this Agreement is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive (1) the benefits set forth in Section 4 hereof and (2) an amount equal to the Executive’s Base Salary as in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, for a period of twelve (12) months from the effective date of termination; and

            (C)        if the Company does not offer employment to the Executive beyond the Initial Term or any Renewal Term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to the Executive than the terms and conditions of this Agreement, then, subject to the provisions of this Agreement, upon the normal expiration of the Initial Term or any Renewal Term, as applicable, the Executive shall be entitled to receive (1) the benefits set forth in Section 4 hereof and (2) an amount equal the Executive’s Base Salary as in effect upon the expiration of the Initial Term or any Renewal Term, as applicable, for a period of twelve (12) months from the expiration of the Initial Term or any Renewal Term, as applicable, pursuant to the Company’s normal payroll practices.

    (d)        Termination by Executive or Company due to Change of Control. In the event that this Agreement is terminated by Executive or the Company due to a Change of Control as described in Section 5(g), then subject to Section 6(f), the Executive shall be entitled to receive: (i) a cash payment equal to 100% of the Executive’s annual base salary in effect at the effective date of the Change of Control; (ii) a cash payment equal to Executive’s pro-rata bonus, if such bonus has been communicated to the Executive, in writing, prior to the effective date of the Change of Control; (iii) the benefits set forth in Section 4 above for a period of twelve (12) months; and (iv) all of the Executive’s then-outstanding stock options shall vest and become immediately exercisable. For the avoidance of doubt, in the event of a Change of Control, the Executive shall only be entitled to termination payments and benefits as provided under this Section 6(d) of this Agreement and shall not be entitled to any other termination or benefit payments under any other section of this Agreement.

    (e)        No Other Benefits. Except as specifically provided in this Section 6, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever.

    (f)        Initial Period and Release. Notwithstanding anything in this Section 6 to the contrary, if the employment of the Executive is terminated during the Initial Period (as defined below) of this Agreement, then the Executive shall only be entitled to receive the amounts, rights and benefits under Sections 6(a) and 6(c) and shall receive such amounts, rights and benefits only for a period equal to six (6) months. The “Initial Period” shall mean the period commencing on the Effective Date and ending three (3) months from the Effective Date. Furthermore, notwithstanding anything in this Section 6 to the contrary, during and after the Initial Period, in no event shall the Executive be entitled to receive any amounts rights or benefits under this Section 6 unless Executive executes a release of claims against the Company in a form prepared by, and acceptable to, the Company.

    Section 7.        Noncompetition; Nonsolicitation; and Nondisclosure.

    (a)        Noncompetition Covenant. During the Employment Term, the Executive will devote his full available business time and efforts to promoting and advancing the business of the Company. The Executive hereby agrees that during the Employment Term and for a period of one (1) year thereafter, he will not engage in, be employed by or participate in any way in the United States in any business that (i) engages in any business that the Company is engaging in, or is actively planning to engage in, on the effective date of the Executive’s termination (including without limitation, the sale, manufacture, distribution or marketing of any kitchenware, bakeware, pantryware, cutlery, kitchen gadgets, flatware, home décor, picture frames or related products or the licensing of trademarks and brand names therefor) or (ii) accepts or holds a license, dealership, distributorship, franchise or similar arrangement as to any trademark or product as to which the Company is a licensee, licensor, dealer, distributor, franchisee or franchisor on the effective date of the Executive’s termination (which engagement, employment or participation includes, but is not limited to, acting as a director, officer, employee, agent, member, manager, managing member, independent contractor, partner, general partner, limited partner, consultant, representative, salesman, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, shareholder or creditor). Notwithstanding the foregoing, the Executive may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of companies or entities that engage in a business that is the same or similar to that of the Company or of its parent entities (if any) or any of its subsidiaries or affiliates; provided, however, that (i) such equity securities are publicly traded on a securities exchange and (ii) the Executive’s aggregate holdings of such securities do not exceed at any time one (1%) percent of the total issued and outstanding equity securities of such company or entity.

    (b)       Nonsolicitation.

            (A)        Customers and Business. The Executive further agrees that during the Employment Term, and for a period of one (1) year thereafter, the Executive will not directly or indirectly, either for himself or for any other person, business, partnership, association, firm, corporation or company: (A) call upon, solicit, divert or take away or attempt to solicit, divert or take away (1) any of the customers or prospective customers (i.e., those customers in existence or being solicited by any of the Beneficiaries (as defined in Section 7(c)) at the time of the Executive’s termination or within twelve (12) months prior thereto) or (2) business of any of the Beneficiaries (i.e., those business arrangements concluded or being negotiated and/or developed by any of the Beneficiaries at the time of the termination of the Executive’s employment), or (B) otherwise induce or influence any such customer or prospective customer to reduce its volume of business, or terminate or divert its relationship or otherwise in any way adversely affect its relationship, with any of the Beneficiaries.

            (B)        Employees. The Executive also agrees that during the Employment Term, and for a period of one (1) year thereafter, the Executive, on behalf of himself, or any business, firm, corporation, partnership, association, company or any other entity other than the Company, will not solicit for employment, employ, engage, retain, discuss employment, recruit, attempt to recruit, hire or attempt to hire, or assist any other person to do so in any manner, any person who, within the prior twelve (12) months, was a director, officer, Executive, consultant, advisor, representative or agent of the Company or any of the Beneficiaries, or encourage any such person to terminate his or her employment or other relationship with the Company or any of the Beneficiaries.

    (c)        Nondisclosure Obligation. The Executive acknowledges and agrees that the Company and its direct and indirect subsidiaries (collectively, the “Beneficiaries”) own, control and have exclusive access to a body of existing technical knowledge and technology, and that the Beneficiaries have expended and are expending substantial resources in a continuing program of research, development and production with respect to their businesses. The Beneficiaries possess and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Beneficiaries, and/or in which property rights have been or will be assigned or otherwise conveyed to the Beneficiaries, which information has commercial value in the business in which the Beneficiaries are engaged including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future development and other information not readily available to the public. All of the aforementioned information is hereinafter called “Confidential Information.” The Executive acknowledges that his employment by the Company creates a relationship of confidence and trust between the Executive and the Beneficiaries, and that by reason of such employment the Executive will come into possession of, contribute to, have access to and knowledge of Confidential Information. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. The Executive further acknowledges that the business of the Company is international in scope, and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in the Western hemisphere. In recognition of the foregoing, the Executive covenants and agrees that during the Employment Term and for five years thereafter, the Executive will use and hold such Confidential Information solely for the benefit of the Beneficiaries and shall not use such Confidential Information for the Executive’s own benefit or for the benefit of any third party. The Executive shall not, directly or indirectly, disclose or reveal such Confidential Information, in any manner, to any person other than the Company’s Executives unless such information is made or becomes public through disclosure of a party other than the Executive, or such disclosure is required by law and, then, to the extent practicable, only following prior written notice to the Company. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Confidential Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

    Section 8.        Non-Disparagement. The Company and the Executive covenant and agree that during the Employment Term and following termination of the Employment Term, neither party shall make any disparaging, false or abusive remarks or communications, written or oral, regarding the Executive, on the part of the Company, or the Company, the Company’s products, brands, trademarks, officers, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has business relationships, on the part of the Executive.

    Section 9.        Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 or 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

    Section 10.         Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in New York, New York by three (3) arbitrators. Except as otherwise expressly provided in this Section 10, the arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within the thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 10 shall not be construed to limit the Company’s or the Executive’s right to obtain equitable relief under this Agreement with respect to any matter or controversy subject to this Agreement, and, pending, a final determination by the arbitrators with respect to any such matter or controversy, the Company and the Executive shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without first being required to arbitrate such matter or controversy and without the necessity of posting bond.

    Section 11.        Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

    Section 12.         Notices. All notices, requests, consents and other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company: with a copy to: If to the Executive:	Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, New York 11530
Attention: CEO and COO

Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, New York 11530
Attention: Legal Department

Mr. Laurence Winoker
23 Elm Street
Woodbury, New York 11797

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

    Section 13.         Miscellaneous.

    (a)        Modification. This Agreement may not be amended or revised except by a writing signed by the parties.

    (b)        Assignability. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations.

    (c)        Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

    (d)        Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws principles. Any legal action or proceeding brought with respect to any of the provisions of this Agreement shall be brought in the state or federal courts located in New York, New York. If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Agreement, then the Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.

    (e)        Entire Agreement; Termination of Prior Employment Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Any employment agreement or offer of employment between the Executive and the Company shall automatically terminate and be of no force and effect on the Effective Date hereunder and neither the Company nor any of its affiliates shall have any liability or obligation whatsoever under or arising out of any prior employment agreement between the Company and the Executive.

    (f)        No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

LIFETIME BRANDS, INC. By: /s/ Ronald Shiftan Name: Ronald Shiftan Title: Vice Chairman EXECUTIVE /s/ Laurence Winoker Laurence Winoker